Contact: Thomas E. Vessey	EXHIBIT 99.1

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD EARNINGS www.1stcent.com

Redlands, California—April 06, 2007— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced first quarter operating results. The Company reported earnings for the quarter ended March 31, 2007 of $1.975 million, compared to earnings of $1.716 million for the first quarter 2006, representing a 15%, or $259,000 increase. Basic earnings per share were 61 cents for the current quarter compared to 54 cents for the same period last year. Diluted earnings per share were 55 cents for the current quarter compared to 50 cents for the same period last year.

The Return on Average Equity and Return on Average Assets as of March 31, 2007 were 18.42% and 1.43%, respectively, compared to 20.36% and 1.52%, for the same period in 2006, respectively. As of March 31, 2007 when compared to the same period last year, average equity increased $9.3 million or 27% and average assets increased $101.6 million or 22%, while earnings increased $259,000 or 15%.

Total net loans increased $21.6 million, or 5% from $426.2 million to $447.8 million from December 31, 2006 to March 31, 2007. Deposits, at $476.6 million, represent an increase of $20.1 million or 4% from $456.5 million at December 31, 2006. Total assets reached a record high of $574.2 million at March 31, 2007, up 4%, or $23.1 million, from $551.1 million at December 31, 2006. The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve.

Thomas E. Vessey, President and Chief Executive Officer, stated, “Management is proud to report the most profitable quarter in the Company’s history. We look forward to the challenges and opportunities for the balance of 2007. The Annual Shareholders’ Meeting is set for May 15, 2007 and we hope our valued shareholders can join us.”

Patrick J. Meyer, Chairman of the Board stated, “We are delighted to reach record performance during the first quarter of 2007. We will continue to work hard to earn the continued trust and confidence shown to us by our loyal shareholder and customer base. We believe that the success of the Bank is dependent upon having the best bankers on our team in the markets we serve.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

March 31, 2007 and December 31, 2006

Dollar amounts in thousands	2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$11,068	$18,385
Federal funds sold	9,850	2,900

Total cash and cash equivalents	20,918	21,285
Interest-bearing deposits in financial institutions	2,948	2,922
Investment securities, available for sale	74,038	72,649
Stock investments restricted, at cost	1,699	1,681
Loans, net of allowance for loan losses of $5,804 and $5,741	447,762	426,200
Accrued interest receivable	3,049	3,469
Premises and equipment, net	3,103	3,152
Goodwill	4,180	4,180
Cash surrender value of life insurance	11,751	11,639
Other assets	4,713	3,950

Total assets	$574,161	$551,127

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$107,386	$111,154
Interest-bearing deposits	369,218	345,309

Total deposits	476,604	456,463
Accrued interest payable	454	432
Repurchase agreement	30,000	30,000
Other liabilities	4,326	3,729
Subordinated notes payable to subsidiary trusts	18,306	18,306

Total liabilities	529,690	508,930

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 3,223,541 and 3,212,215 shares at March 31, 2007 and December 31, 2006, respectively	28,291	27,998
Retained earnings	16,012	14,038
Accumulated other comprehensive income	168	161

Total shareholders’ equity	44,471	42,197

Total liabilities and shareholders’ equity	$574,161	$551,127

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three Months Ended March 31, 2007 and 2006 (unaudited)

	March 31,
Dollar amounts in thousands, except per share amounts	2007	2006
Interest income:
Loans, including fees	$10,372	$8,558
Deposits in financial institutions	37	28
Federal funds sold	122	271
Investments:
Taxable	681	95
Tax-exempt	245	40

Total interest income	11,457	8,992

Interest expense:
Interest bearing demand and savings deposits	1,549	1,162
Time deposits $100,000 or greater	1,410	561
Other time deposits	404	321
Interest on borrowed funds	809	339

Total interest expense	4,172	2,383

Net interest income	7,285	6,609
Provision for loan losses	100	465

Net interest income after provision for loan losses	7,185	6,144

Noninterest income:
Customer service fees	399	328
Gains from sale of loans	30	265
Conduit loan referral income	255	495
Other income	222	80

Total noninterest income	906	1,168

Noninterest expense:
Salaries and employee benefits	2,694	2,487
Net occupancy expense	588	551
Other operating expense	1,656	1,443

Total noninterest expense	4,938	4,481

Income before provision for income taxes	3,153	2,831
Provision for income taxes	1,178	1,115

Net income	$1,975	$1,716

Basic earnings per share	$0.61	$0.54

Diluted earnings per share	$0.55	$0.50